Term Sheet No. 57 To prospectus dated October 10, 2006 and prospectus supplement dated November 13, 2006	Registration Statement No. 333-137902 Dated March 28, 2007; Rule 433

Deutsche Bank AG, London Branch

$

Bearish CMT Ladder Notes due April 3, 2017

General

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The notes are 100% principal-protected notes that pay interest for the first quarter in arrears at a rate per annum described below and that may pay interest thereafter quarterly in arrears at a rate per annum linked to the 10-Year Constant Maturity U.S. Treasury Rate (“10-Year CMT Rate,” as described below). The notes are designed for investors who are willing to have interest payments on the notes after the first quarter subject to the 10-Year CMT Rate.

•	Senior unsecured obligations of Deutsche Bank AG due April 3*, 2017.
•	Denominations of $1,000.
•	Minimum initial investments of $1,000 and integral multiples thereof.
•	The notes are expected to price on or about March 29*, 2007 and are expected to settle on or about April 3*, 2007 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch

Rating:	Moody’s Investors Service Ltd has assigned a rating of Aa3 to notes, such as the notes offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.

Payment at Maturity:	Unless we exercise our Call Right, at maturity you will receive a cash payment, for each $1,000 note principal amount, of $1,000 plus any accrued but unpaid interest.

Interest:

The notes will bear interest at the Applicable Interest Rate, payable quarterly in arrears on each July 3, October 3, January 3 and April 3 (each, an “Interest Payment Date”), commencing on July 3, 2007, or if any such day is not a business day, on the first following day that is a business day. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Interest Periods:

The period commencing on (and including) the Settlement Date to (but excluding) the first Interest Payment Date, and, thereafter, each period commencing on (and including) an Interest Payment Date to (but excluding) the next following Interest Payment Date.

Applicable Interest Rate:	The Applicable Interest Rate for the first Interest Period will be 9.875% per annum.

The Applicable Interest Rate for each subsequent Interest Period will be determined by the calculation agent on the Interest Payment Date for the preceding Interest Period based on the following formula:

                Applicable Interest Rate = The greater of (i) the Minimum Applicable Interest Rate and (ii) the Applicable Base Rate + Previous Coupon Rate

Minimum Applicable

Interest Rate:	0.00%

Applicable Base Rate:	The Applicable Base Rate per annum for the respective Interest Periods will be equal to:

•	for the second Interest Period:	10-Year CMT Rate minus 4.50%
•	for the third Interest Period:	10-Year CMT Rate minus 4.75%
•	for the fourth Interest Period:	10-Year CMT Rate minus 5.00%
•	for the fifth and sixth Interest Periods:	10-Year CMT Rate minus 5.25%
•	for the seventh and eighth Interest Periods:	10-Year CMT Rate minus 5.45%
•	for the ninth through twelfth Interest Periods:	10-Year CMT Rate minus 5.75%
•	for the thirteenth through sixteenth Interest Periods:	10-Year CMT Rate minus 5.875%
•	for each Interest Period thereafter:	zero

Previous Coupon Rate:	The Previous Coupon Rate will be, for the second Interest Period and each Interest Period thereafter, the Applicable Interest Rate for the preceding Interest Period.

10-Year CMT Rate:

The 10-Year CMT Rate as quoted on Reuters page FRBCMT for United States Treasury securities on the business day that is two business days prior to the applicable Interest Payment Date for the preceding Interest Period or, if not available, on H.15 page of the Federal Reserve’s website on the business day that is two business days prior to the applicable Interest Rate for the preceding Interest Period or, if not available, as otherwise described herein.

Call Right; Redemption

Price:

We may, in our sole discretion, redeem your notes in whole, but not in part, on any Interest Payment Date occurring in or after October 2007 for an amount in cash, per $1,000 note principal amount, equal to $1,000 plus any accrued but unpaid interest. If we call the notes, we will give you notice not less than five (5) business days prior to the Call Date (the “Call Notice Date”) as described below under “Description of the Notes — Our Call Right.”

Trade Date:	March 29*, 2007

Maturity Date:	April 3*, 2017

CUSIP:	2515A0 BY 8

ISIN:	US2515A0BY82

*Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Maturity Date will be changed so that the stated term of the notes remains the same.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page TS-8 in this term sheet. Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this term sheet if you so request by calling toll-free 1-866-620-6443.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Note	$	$	$
Total	$	$	$
(1)

In no event will the discounts and commissions received by Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas exceed $30.00 per $1,000 note principal amount. For more detailed information about discounts and commissions, please see “Underwriting” beginning on page TS-19 of this term sheet.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

SUMMARY

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated November 13, 2006: http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page TS-8 in this term sheet, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

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In making your investment decision, you should rely only on the information contained or incorporated by reference in this term sheet relevant to your investment and the accompanying prospectus supplement and prospectus with respect to the notes offered by this term sheet and with respect to Deutsche Bank AG. We have not authorized anyone to give you any additional or different information. The information in this term sheet and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

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The notes described in this term sheet are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which you should discuss with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This term sheet and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes under any circumstances in which such offer or solicitation is unlawful.

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We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where such offers and sales are permitted. Neither the delivery of this term sheet nor the accompanying prospectus supplement or prospectus nor any sale made hereunder implies that there has been no change in our affairs or that the information in this term sheet and accompanying prospectus supplement and prospectus is correct as of any date after the date hereof.

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You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this term sheet and the accompanying prospectus supplement and prospectus and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

What is the 10-Year CMT Rate?

The “10-Year CMT Rate” means the 10-Year CMT Rate set forth in the weekly statistical release designated as H.15(519) as displayed on Reuters page FRBCMT on the business day that is two business days prior to the Interest Payment Date for the preceding Interest Period. If the 10-Year CMT Rate cannot be determined in the manner described in the prior sentence, the following procedures will be used:

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If the applicable rate described above is not displayed on Reuters page FRBCMT by 11:00 a.m. EST on the business day that is two business days prior to the Interest Payment Date for the preceding Interest Period, then the 10-Year CMT Rate will be the Treasury constant maturity rate having a designated maturity of 10 years, as published in H.15 page of the Federal Reserve’s website or another recognized electronic source for displaying the rate on such business day.

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If the applicable rate described above is not published in H.15 page of the Federal Reserve’s website or another recognized electronic source for displaying such rate by 3:30 p.m. EST on the business day that is two business days prior to the Interest Payment Date for the preceding Interest Period, then the 10-Year CMT Rate will be the Treasury constant maturity rate, or other United States Treasury rate, for a designated maturity of 10 years and with reference to the particular business day, that is published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury and that the calculation agent determines to be comparable to the rate formerly displayed on Reuters page FRBCMT and published in H.15 page on such business day.

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If the rate described in the prior paragraph cannot be determined, then Deutsche Bank AG, London Branch, acting as calculation agent (the “calculation agent”), will determine the 10-Year CMT Rate to be a yield to maturity based on the average of the secondary market offered rates as of approximately 3:30 p.m. EST, on the business day that is two business days prior to the Interest Payment Date for the preceding Interest Period, according to their written records, by three leading primary United States government securities dealers in New York City. The calculation agent will select five such securities dealers, and will eliminate the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct noncallable fixed rate obligations of the United States Treasury (“Treasury Notes”) with an original maturity of approximately 10 years and a remaining term to maturity of not less than nine years in a representative amount. If two Treasury Notes with an original maturity as described above have remaining terms to maturity equally close to 10 years, the quotations for the Treasury Note with the shorter remaining term to maturity will be used.

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If the calculation agent cannot obtain three Treasury Note quotations of the kind described in the prior bulletpoint, the calculation agent will determine the 10-Year CMT Rate to be the yield to maturity based on the average of the secondary market offered rates for Treasury Notes with an original maturity longer than 10 years which have a remaining term to maturity closest to 10 years and in a representative amount, as of approximately 3:30 p.m. EST, on the business day that is two business days prior to the Interest Payment Date for the preceding Interest Period of leading primary United States government securities dealers in New York City. In selecting these offered rates, the calculation agent will request quotations from at least five such securities dealers and will disregard the highest quotation (or if there is equality, one of the highest) and the lowest quotation (or if there is equality, one of the lowest). If two Treasury Notes with an original maturity longer than 10 years have remaining terms to maturity that are equally close to the designated CMT maturity, the calculation agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity. If fewer than five but more than two of the leading primary United States government securities dealers are quoting as described above, then the 10-Year CMT Rate for the particular business day that is two business days prior to the Interest Payment Date for the preceding Interest Period will be based on the average of the offered rates obtained, and neither the highest nor the lowest of those quotations will be eliminated. If two or fewer leading primary United States government securities dealers selected by the calculation agent are quoting as described above, the 10-Year CMT Rate will be determined by the calculation agent acting in good faith in light of the commercial circumstances.

What is the interest rate payable on the notes after the first Interest Period?

The following hypothetical examples illustrate the interest amount payable on the notes under three scenarios for the performance of the 10-Year CMT Rate during the term of the notes. The numbers appearing in the hypothetical examples below have been rounded for ease of analysis. You should consider carefully whether the notes are suitable to your investment goals. These hypotheticals assume that the notes are not called.

Example 1: The 10-Year CMT Rate equals 4.60 on the Trade Date and increases by 10 basis points for each quarter during the term of the note.

Interest Period	10-Year CMT Rate (%)	Applicable Interest Rate (%)	Interest Payment per $1,000 Note Principal Amount ($)

Second	4.700	10.075	$25.19

Fourth	4.900	10.025	$25.06

Eighth	5.300	9.225	$23.06

Twelfth	5.700	8.425	$21.06

Sixteenth	6.100	8.725	$21.81

Eighteenth	6.300	8.725	$21.81

Fortieth	8.500	8.725	$21.81

Under this hypothetical scenario, your interest payments would remain constant, at an Applicable Interest Rate of 8.725%, beginning with the sixteenth Interest Period onwards. This assumes that the notes are not called.

Example 2: The 10-Year CMT Rate equals 4.60 on the Trade Date and remains constant for each quarter during the term of the note.

Interest Period	10-Year CMT Rate (%)	Applicable Interest Rate (%)	Interest Payment per $1,000 Note Principal Amount ($)

Second	4.600	9.975	$24.94

Fourth	4.600	9.425	$23.56

Eighth	4.600	6.425	$16.06

Twelfth	4.600	1.825	$4.56

Fourteenth	4.600	0	$0

Eighteenth	4.600	0	$0

Fortieth	4.600	0	$0

Under this hypothetical scenario, you would receive no interest payments beginning with the fourteenth Interest Period.

Example 3: The 10-Year CMT Rate equals 4.60 on the Trade Date and decreases by 10 basis points for each quarter during the term of the note.

Interest Period	10-Year CMT Rate (%)	Applicable Interest Rate (%)	Interest Payment per $1,000 Note Principal Amount ($)

Second	4.500	9.875	$24.69

Fourth	4.300	8.825	$22.06

Eighth	3.900	3.625	$9.06

Tenth	3.700	0	$0

Sixteenth	3.100	0	$0

Eighteenth	2.900	0	$0

Fortieth	0.700	0	$0

Under this hypothetical scenario, you would receive no interest payments beginning with the tenth Interest Period.

Selected Purchase Considerations

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PRESERVATION OF CAPITAL AT MATURITY — You will receive 100% of the principal amount of your notes provided that you hold the notes to maturity, regardless of the performance of the 10-Year CMT Rate. Because the notes are our senior unsecured obligations, payment of any amount at maturity remains subject to our ability to pay our obligations as they become due.

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QUARTERLY INTEREST PAYMENT FOR THE FIRST INTEREST PERIOD AND POTENTIAL QUARTERLY INTEREST PAYMENTS THEREAFTER — For the first Interest Period, the notes will pay interest at a rate of 9.875% per annum. Thereafter, interest payable on the notes, if any, may vary depending on the level of the 10-Year CMT Rate. Accordingly, after the first Interest Period, the actual interest payable on your notes for any Interest Period could be significantly less than the interest paid on your notes in the preceding Interest Period and could fall to zero.

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TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section in this term sheet entitled “Certain U.S. Federal Income Tax Consequences,” as well as the section in the accompanying prospectus supplement entitled “United States Federal Income Taxation.” Subject to the limitations discussed therein, the notes will be characterized for U.S. federal income tax purposes as “contingent payment debt instruments.” Special rules will apply once the amount of the remaining Interest Payments due on the notes, if any, is known following the fixing of the interest rate for the sixteenth Interest Period. See “Certain U.S. Federal Income Tax Consequences” below.

In addition, under current laws, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you may refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not render any advice on tax matters. You are urged to consult your own tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing in securities linked directly to the 10-Year CMT Rate. These risks are explained in more detail in the “Risk Factors” section of this term sheet beginning on page TS-8.

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INTEREST RATE RISK — After the first Interest Period, the actual interest payable on your notes for any Interest Period could be significantly less than the interest paid on your notes in the preceding Interest Period and could fall to zero. The return on the Notes may be less than that of other debt securities of comparable maturity or less than interest rates available in the market. It is possible that the level of the 10-Year CMT Rate is such that you may earn less than the return you could have received on other debt securities of comparable maturity available in the market, and the Applicable Interest Rate may be less than interest rates available in the market.

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THE NOTES MAY BE CALLED PRIOR TO THE MATURITY DATE — We may exercise our Call Right beginning on the Interest Payment Date in October 2007 and on each Interest Payment Date thereafter. We are likely to exercise our Call Right prior to the Maturity Date if the interest payable on the notes is greater than on instruments of a comparable maturity and credit rating trading in the market. If we call the notes, you will bear the risk of reinvestment, which may be at rates of return less than you would have received had we not called the notes.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment upon early redemption or at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agents’ commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or our affiliates will be willing to purchase notes from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price and any such sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the notes in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the notes.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

Historical Information

The following graphs set forth the historical levels of the 10-Year CMT Rate from March 24, 1997 through March 24, 2007. We obtained the historical performance information for the 10-Year CMT Rate from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the 10-Year CMT Rate should not be taken as an indication of future performance, and no assurance can be given as to the future movements of the 10-Year CMT Rate during the term of the notes. We cannot give you assurance that the level of the 10-Year CMT Rate will result in the payment of any interest on your notes after the third Interest Period.

RISK FACTORS

Your investment in the notes will involve certain risks. The notes do not guarantee interest after the third Interest Period. Investing in the notes is not equivalent to investing in a security linked directly to the 10-Year CMT Rate. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks, together with the risk information contained in the prospectus supplement and the prospectus before you decide that an investment in the notes is suitable for you.

The rate of interest payable on the notes after the first Interest Period is uncertain; the 10-Year CMT Rate will affect whether or not, and the extent to which, you will receive interest on the notes for any subsequent Interest Period.

For the first Interest Period, the notes will pay interest at a rate of 9.875% per annum. Thereafter, interest payable on the notes, if any, may vary depending on the level of the 10-Year CMT Rate. Accordingly, after the first Interest Period, the actual interest payable on your notes for any Interest Period could be significantly less than the interest paid on your notes in the preceding Interest Period and could fall to zero.

The return on the Notes may be less than that of other debt securities of comparable maturity or less than interest rates available in the market.

It is possible that the level of the 10-Year CMT Rate is such that you may earn less than the return you could have received on other debt securities of comparable maturity available in the market, and the Applicable Interest Rate may be less than interest rates available in the market. The interest payments you receive during the term of the notes, if any, may not fully compensate you for any opportunity cost taking into account inflation and other factors related to the time value of money.

Historical levels of the 10-Year CMT Rate should not be taken as an indication of the future levels of the 10-Year CMT Rate.

It is impossible to predict with certainty whether the 10-Year CMT Rate will rise or fall. The 10-Year CMT Rate is influenced by complex and interrelated political, economic, financial and other factors, and historical levels of the 10-Year CMT Rate should not be taken as an indication of the future levels of the 10-Year CMT Rate during the term of the notes. Factors that may influence the 10-Year CMT Rate, include:

•	supply and demand of U.S. Treasury Notes with approximately 10 years remaining to maturity;

•	general economic, financial, political or regulatory conditions;

•	changes in interest rates generally;

•	monetary policies of the Federal Reserve Board, changes in the Federal funds rate and changes in the shape of the yield curve; and

•	inflation and expectations concerning inflation.

Market factors may influence whether we exercise our Call Right prior to the Maturity Date.

It is more likely that we will exercise our Call Right prior to the Maturity Date of the notes if the amount of interest payable on the notes is greater than that for instruments of a comparable maturity and credit rating trading in the market. If we exercise our Call Right, you may not benefit from any higher Applicable Interest Rate that you may have benefited from if we had not exercised our Call Right. In addition, if we exercise our Call Right, you may be unable to invest in securities with similar risk and yield as the notes. Your ability to realize market value appreciation and any interest is limited by our right to redeem the notes prior to their scheduled maturity.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

Many economic and market factors will influence the value of the notes. We expect that, prior to the fixing of the interest rate for the sixteenth Interest Period, generally, the level of the 10-Year CMT Rate on any day and, in particular, whether the 10-Year CMT Rate approaches, falls below or remains below the pre-established component of the Applicable Base Rate, will affect the value of the notes more than any other single factor. You should not expect the value of the notes in the secondary market to vary in proportion to changes in the level of the 10-Year CMT Rate. In addition, the value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility in the 10-Year CMT Rate;

•	the time remaining to maturity of the notes;

•	our right to redeem the notes;

•	supply and demand for the notes;

•	interest and yield rates in the market generally and the volatility of those rates;

•	economic, financial, political and regulatory or judicial events that affect interest rates generally; and

•	our creditworthiness, including actual or anticipated changes in our credit ratings, financial condition or results of operations.

No one can predict with certainty the future performance of the 10-Year CMT Rate or future levels of the 10-Year CMT Rate based on their respective historical levels.

Secondary trading may be limited.

The notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily or at a price advantageous to you.

Deutsche Bank AG and its affiliates may act as market makers for the notes but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the notes. If at any time Deutsche Bank AG or its affiliates or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The notes are not designed to be short-term trading instruments.

The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, regardless of the level of the 10-Year CMT Rate. The potential returns described in this term sheet assume that your notes, which are not designed to be short-term trading instruments, are held to maturity.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the notes directly or through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

While the payment at maturity will be based on the full principal amount of your notes as described in this term sheet, the original issue price of the notes includes each agent’s commission and the cost of hedging our obligations under the notes directly or through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such price may differ from values determined by pricing models used by Deutsche Bank AG or its affiliates, as a result of such compensation or other transaction costs.

We or our affiliates may have economic interests adverse to those of the holders of the notes.

We and our affiliates trade financial instruments related to the 10-Year CMT Rate on a regular basis, for our accounts and for other accounts under our management. We and our affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the 10-Year CMT Rate. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the 10-Year CMT Rate and could affect the value of the notes and the amount of interest, if any, payable to you during the term of the notes after the first Interest Period.

Additionally, we or one of our affiliates may presently or from time to time engage in trading activities related to the 10-Year CMT Rate. In the course of such business, we or our affiliates may acquire material nonpublic information with respect to such securities and, in addition, one or more of our affiliates may produce and/or publish research reports, or otherwise express views, with respect to such investments or regarding expected movements in constant maturity swap rates, and which may be inconsistent with investing in or holding the notes. We do not make any representation or warranty to any purchaser of a note with respect to any matters whatsoever relating to such activities or future rate movements.

We and our affiliates expect to engage in hedging and trading activities related to the 10-Year CMT Rate. We may have hedged our obligations under the notes directly or through certain affiliates, and we or they would expect to make a profit on any such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss. Although they are not expected to, these hedging activities may adversely affect the level of the 10-Year CMT Rate and the market value of the notes. It is possible that

Deutsche Bank AG or its affiliates could receive substantial returns from these hedging activities while the market value of the notes declines.

Our trading activities related to the 10-Year CMT Rate may be entered into on behalf of Deutsche Bank AG, its affiliates or customers other than for the account of the holders of the notes or on their behalf. These trading activities may present conflicts of interest between Deutsche Bank AG and you.

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, the 10-Year CMT Rate, the Previous Coupon Rate, the Applicable Base Rate, the Applicable Interest Rate for each Interest Period and the amount of interest payable in respect of your notes on each Interest Payment Date. In performing these duties, Deutsche Bank AG, London Branch may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where Deutsche Bank AG, London Branch, as the calculation agent, is entitled to exercise discretion.

Holdings of the notes by our affiliates and future sales may affect the price of the notes.

Certain of our affiliates may purchase some of the notes for investment. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the notes offered in that offering. Circumstances may occur in which our interests or those of our affiliates may be in conflict with your interests. In addition, if a substantial portion of the notes held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the market price of the notes may fall. The negative effect of such sales on the prices of the notes could be more pronounced if secondary trading in the notes is limited or illiquid.

Your investment in the notes is not insured by the FDIC.

The notes are not insured by the Federal Deposit Insurance Corporation.

DESCRIPTION OF THE NOTES

The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. Capitalized terms used but not defined in this term sheet have the meanings assigned to them in the accompanying prospectus supplement and prospectus. The term “note” refers to each $1,000 principal amount of our Bearish CMT Ladder Notes.

General

The notes are senior unsecured obligations of Deutsche Bank AG that pay interest at a rate per annum that is fixed for the first Interest Period and, thereafter, linked to the 10-Year CMT Rate, as described below. The notes are a series of securities referred to in the accompanying prospectus supplement and prospectus. The notes will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, and registrar.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency.

The notes are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations.

The notes will be issued in denominations of $1,000 and integral multiples thereof. The principal amount and issue price of each note is $1,000. The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company (“DTC”) or its nominee, as described under “Description of Notes — Form, Legal Ownership and Denomination of Notes” in the accompanying prospectus supplement and “Forms of Securities — Global Securities” in the accompanying prospectus.

Payments on the Notes

The “Maturity Date” will be April 3, 2017, unless that day is not a business day, in which case the Maturity Date will be the first following business day. Unless we exercise our Call Right, on the Maturity Date you will receive a cash payment, for each $1,000 note principal amount, of $1,000 plus any accrued but unpaid interest.

A “business day” is any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in the City of New York or London, England.

The notes will bear interest at the Applicable Interest Rate (as defined below), payable quarterly in arrears on each July 3, October 3, January 3 and April 3 (each, an “Interest Payment Date”), commencing on July 3, 2007, or if any such day is not a business day, on the first following day that is a business day. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The initial Interest Period will begin on, and include, April 3, 2007 (the “Settlement Date”) and end on, but exclude, the first Interest Payment Date. Each subsequent Interest Period will begin on, and include, the Interest Payment Date for the preceding Interest Period and end on, but exclude, the next following Interest Payment Date. The final Interest Period will end on the Maturity Date or any earlier redemption date.

The interest payable on your notes for the first Interest Period will be 9.875% per annum. The “Applicable Interest Rate” for each subsequent Interest Period will be determined by the calculation agent on the Interest Payment Date for the preceding Interest Period based on the following formula:

Applicable Interest Rate = The greater of (i) the Minimum Applicable Interest Rate and

(ii) the Applicable Base Rate + Previous Coupon Rate

The “Minimum Applicable Interest Rate” will be 0.00% per annum.

“Applicable Base Rate” per annum for the respective Interest Periods will be equal to:

• for the second Interest Period:	10-Year CMT Rate minus 4.50%

• for the third Interest Period:	10-Year CMT Rate minus 4.75%

• for the fourth Interest Period:	10-Year CMT Rate minus 5.00%

• for the fifth and sixth Interest Periods:	10-Year CMT Rate minus 5.25%

• for the seventh and eighth Interest Period:	10-Year CMT Rate minus 5.45%

• for the ninth through twelfth Interest Periods:	10-Year CMT Rate minus 5.75%

• for the thirteenth through sixteenth Interest Periods:	10-Year CMT Rate minus 5.875%

• for each Interest Periods thereafter:	zero.

“Previous Coupon Rate” will be for the second Interest Period and each Interest Period thereafter, the Applicable Interest Rate for the preceding Interest Period.

The “10-Year CMT Rate” means the 10-Year CMT Rate set forth in the weekly statistical release designated as H.15(519) as displayed on Reuters page FRBCMT on the business day that is two business days prior to the Interest Payment Date for the preceding Interest Period. If the 10-Year CMT Rate cannot be determined in the manner described in the prior sentence, the following procedures will be used:

•

If the applicable rate described above is not displayed on Reuters page FRBCMT by 11:00 a.m. EST on the business day that is two business days prior to the Interest Payment Date for the preceding Interest Period, then the 10-Year CMT Rate will be the Treasury constant maturity rate having a designated maturity of 10 years, as published in H.15 page of the Federal Reserve’s website or another recognized electronic source for displaying the rate on such business day.

•

If the applicable rate described above is not published in H.15 page of the Federal Reserve’s website or another recognized electronic source for displaying such rate by 3:30 p.m. EST on the business day that is two business days prior to the Interest Payment Date for the preceding Interest Period, then the 10-Year CMT Rate will be the Treasury constant maturity rate, or other United States Treasury rate, for a designated maturity of 10 years and with reference to the particular business day, that is published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury and that the calculation agent determines to be comparable to the rate formerly displayed on Reuters page FRBCMT and published in H.15 page on such business day.

•

If the rate described in the prior paragraph cannot be determined, then Deutsche Bank AG, London Branch, acting as calculation agent (the “calculation agent”), will determine the 10-Year CMT Rate to be a yield to maturity based on the average of the secondary market offered rates as of approximately 3:30 p.m. EST, on the business day that is two business days prior to the Interest Payment Date for the preceding Interest Period, according to their written records, by three leading primary United States government securities dealers in New York City. The calculation agent will select five such securities dealers, and will eliminate the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct noncallable fixed rate obligations of the United States Treasury (“Treasury Notes”) with an original maturity of approximately 10 years and a remaining term to maturity of not less than nine years in a representative amount. If two Treasury Notes with an original maturity as described above have remaining terms to maturity equally close to 10 years, the quotations for the Treasury Note with the shorter remaining term to maturity will be used.

•

If the calculation agent cannot obtain three Treasury Note quotations of the kind described in the prior bulletpoint, the calculation agent will determine the 10-Year CMT Rate to be the yield to maturity based on the average of the secondary market offered rates for Treasury Notes with an original maturity longer than 10 years which have a remaining term to maturity closest to 10 years and in a representative amount, as of approximately 3:30 p.m. EST, on the business day that is two business days prior to the Interest Payment Date for the preceding Interest Period of leading primary United States government securities dealers in New York City. In selecting these offered rates, the calculation agent will request quotations from at least five such securities dealers and will disregard the highest quotation (or if there is equality, one of the highest) and the lowest quotation (or if there is equality, one of the lowest). If two Treasury Notes with an original maturity longer than 10 years have remaining terms to maturity that are equally close to the designated CMT maturity, the calculation agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity. If fewer than five but more than two of the leading primary United States government securities dealers are quoting as described above, then the 10-Year CMT Rate for the particular business day that is two business days prior to the Interest Payment Date for the preceding Interest Period will be based on the average of the offered rates obtained, and neither the highest nor the lowest of those quotations will be eliminated. If two or fewer leading primary United States government securities dealers selected by the calculation agent are quoting as described above, the 10-Year CMT Rate will be determined by the calculation agent acting in good faith in light of the commercial circumstances.

We will irrevocably deposit with DTC no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market transactions or by private agreement.

Our Call Right

We may redeem your notes, in whole but not in part, on the Interest Payment Date in October 2007 and on any Interest Payment Date thereafter at our option.

If we choose to exercise our Call Right, we will notify DTC (the holder of the global note) not less than five (5) business days before the Call Date (the “Call Notice”). The day we give the Call Notice, which will be a business day, will be the “Call Notice Date,” and the day we select for redemption, which we will specify in our Call Notice, will be the “Call Date.” We will not give a Call Notice that results in a Call Date later than the Maturity Date.

On the Call Date we will pay you an amount in cash, for each $1,000 note principal amount, equal to $1,000 plus any accrued but unpaid interest.

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, the 10-Year CMT Rate, the Previous Coupon Rate, the Applicable Base Rate and the Applicable Interest Rate for each Interest Period and the amount of interest payable in respect of your notes on each Interest Payment Date. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of this term sheet without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid on each Interest Payment Date and at maturity on or prior to 11:00 a.m. on the business day preceding each Interest Payment Date and the Maturity Date.

All calculations with respect to the 10-Year CMT Rate, the Applicable Base Rate, the Applicable Interest Rate and the amount of interest payable on the notes will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the payment per $1,000 note principal amount at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities – Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

If an event of default occurs, and the maturity of your notes is accelerated, we will pay a default amount for each $1,000 note principal amount equal to $1,000 plus any accrued but unpaid interest to (but excluding) the date of acceleration.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New

York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities – Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities – Discharge and Defeasance” are not applicable to the notes.

Listing

The notes will not be listed on any securities exchange.

Book-Entry Only Issuance — The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes – Form, Legal Ownership and Denomination of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the office of Deutsche Bank Trust Company Americas (“DBTCA”) in the City of New York.

DBTCA or one of its affiliates will act as registrar and transfer agent for the notes. DBTCA will also act as paying agent and may designate additional paying agents.

Registration of transfers of the notes will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The notes will be governed by and interpreted in accordance with the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

You should review carefully the section in the accompanying prospectus supplement entitled “United States Federal Income Taxation.” Subject to the limitations discussed therein, the notes will be characterized for U.S. federal income tax purposes as “contingent payment debt instruments,” with the tax consequences described under “—Contingent Notes,” on page S-50 of the accompanying prospectus supplement. Regardless of your method of accounting, you will be required to accrue interest on a constant yield to maturity basis at the “comparable yield,” as determined by us (with certain adjustments to reflect the difference, if any, between the actual and projected amount of the contingent payments on the notes). You may obtain the comparable yield and the projected payment schedule by submitting a written request to Deutsche Bank AG, New York Branch, 60 Wall Street, 31st Floor, Mail Stop NYC60-3106, New York, New York 10005, Attention: Brian Polchinski, 212-250-1039. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount, if any, that we will pay on the notes. Generally, subject to the discussion below regarding treatment of the note following the fixing of the interest rate for the sixteenth Interest Period, any gain recognized upon a sale, exchange or retirement of the notes will be treated as ordinary interest income for U.S. federal income tax purposes.

After the fixing of the interest rate for the sixteenth Interest Period, the amount of the remaining Interest Payments due on the notes, if any, will be known. Special rules apply when the amount of all remaining payments on a contingent payment debt instrument is known before they are due. At that time, you will be required to account for the difference between the projected payments and the known amounts thereof in a reasonable manner over the remaining term of the notes. In addition, you will be required to make adjustments to your adjusted basis in the notes. The character of any gain or loss on a sale or exchange thereafter will be long-term capital gain or loss. You should consult your tax adviser concerning the application of these rules.

If you are a non-United States holder, as defined in the accompanying prospectus supplement, you generally will not be subject to U.S. federal income tax (including withholding tax), provided you fulfill certain certification requirements. See “—Tax Consequences to Non-United States Holders” on page S-54 of the accompanying prospectus supplement.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes, as more particularly described in “Use of Proceeds” in the accompanying prospectus. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of this term sheet) paid with respect to the notes which commissions, as to agents affiliated with us, include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

In connection with the sale of the notes, we, either directly or through our affiliates or others, may enter into hedging transactions involving the execution of interest rate swap and option transactions or other transactions linked to changes in interest rates (including the 10-Year CMT Rate) both before and after the Settlement Date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have previously entered into. In this regard, we or our affiliates may:

•	execute or terminate interest rate swap and option transactions;

•	take or dispose of positions in listed or over-the-counter options or other instruments based on interest rates (including the 10-Year CMT Rate); or

•	do a combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.

Although we have no reason to believe that any of these activities will have a material impact on the 10-Year CMT Rate or the value of the notes, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UNDERWRITING

Under the terms and subject to the conditions contained in the Distribution Agreements to be entered into between Deutsche Bank AG and each of Deutsche Bank Securities Inc. (“DBSI”) and DBTCA as agents and certain other agents that may be party to either Distribution Agreement from time to time (each, an “Agent” and, collectively with DBSI and DBTCA, the “Agents”), each Agent participating in the offering of the notes has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of this term sheet. DBSI and DBTCA will receive discounts and commissions that will depend on market conditions on the Trade Date. In no event will the discounts and commissions exceed $30 per $1,000 note principal amount. Each Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of this term sheet. DBSI, DBTCA and other Agents may allow a concession to other dealers as set forth in this term sheet, or we may pay other fees, in the amount set forth on the cover page of this term sheet. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

We own, directly or indirectly, all of the outstanding equity securities of DBSI and DBTCA. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the notes, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, DBSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. DBSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate principal amount of notes offered pursuant to this term sheet is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the notes offered in that offering.

No action has been or will be taken by us, DBSI, DBTCA or any dealer that would permit a public offering of the notes or possession or distribution of this term sheet, the accompanying prospectus supplement or prospectus other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this term sheet, the accompanying prospectus supplement or prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this term sheet and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.